SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                    FORM 11-K


(Mark One)

     ( X ) ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the fiscal year ended December 31, 1993

                                        OR

     (   )     TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

     For the transition period from       to

Commission file number 33-54075

     A.   Full title of the plan:  Wellman, Inc. Retirement Plan (the "Plan")

     B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

          Wellman, Inc.
          Shrewsbury Executive Center
          1040 Broad Street, Suite 302
          Shrewsbury, NJ 07702

                                    SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                              WELLMAN, INC. RETIREMENT PLAN
                              WACHOVIA BANK OF NORTH CAROLINA, N.A.
                                        Trustee



                              By:  /s/ Henry L. Phillips
                              Name:     Henry L. Phillips
                              Title:    Vice President


Date:     June 28, 1994